SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, TX	75067
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code):   (972) 219-3330

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 3, 2011, the Registrant issued a press release announcing that on December 30, 2010, its wholly-owned subsidiary, URI, Inc. entered into a three year lease option agreement with a large Texas landowner for the exploration of 53,500 acres in Kenedy County, Texas.  The agreement includes an option for the Registrant to lease the acreage for uranium production.

The property is located within the prolific South Texas uranium district which has been a major producer of uranium for half a century.  Situated near uranium mining operations which produce from the Goliad Formation, the property also hosts several oil and gas fields and is bisected by a major depositional channel system.  These provide the geologic, stratigraphic, and geochemical components for uranium deposition and water-saturated host sand with good rock permeability.  Locally, water samples taken from a number of wells on the property contain levels of uranium or uranium decay products that indicate anomalously high concentrations of uranium in nearby rock.

The lease option agreement included a $1 million consideration fee paid at signing.  It requires a minimum exploration obligation of one hundred exploration wells or $1.0 million investment in the first year, an additional two hundred exploration wells or $1.5 million investment in the second year and, in the third year, an additional two hundred exploration wells or $2.0 million investment.  Investment or drilling in excess of the minimum requirement in any year counts toward the following year’s requirements.  The uranium mining lease can be acquired at any time at a cost of $200 per acre.  Royalties on uranium sales are determined by a sliding scale ranging from 10% to 20.5% based on the price received.  In a separate letter agreement, the parties established guidelines for securing a major partner for the exploration projects, which is a condition for conducting exploration operations and for exercise of the lease option..

URI announced on November 4, 2010, that it signed a non-binding letter of intent with Cameco Resources, a subsidiary of Cameco (NYSE: CCJ), for a three-phase exploration program that will be funded by Cameco Resources with an option for a production joint venture.   Upon execution of the final exploration agreement, Cameco Resources would pay URI $300,000.

Item 9.01.  Financial Statements and Exhibits

Exhibit 99.1 Press Release dated January 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Uranium Resources, Inc.

Dated:	January 3, 2011	By:	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

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